Exhibit 10d

WESTVACO CORPORATION

SEVERANCE BENEFIT PLAN

FOR

SENIOR EXECUTIVES

EFFECTIVE MARCH 1, 2001

1. Definitions

The following terms when used therein shall have the following meanings unless a different meaning is plainly required by the context:

a. "Plan" shall mean this Westvaco Corporation Severance Benefit Plan for Senior Executives, as amended from time to time.

b. "Company" shall mean Westvaco Corporation, a Delaware corporation ("Westvaco"), and all of its domestic Subsidiaries.
c. "Subsidiary" shall mean any corporation in which Westvaco owns over 50% of the outstanding voting stock, or any other entity controlled by Westvaco.

d. "Participant" shall mean any person employed by the Company at a Grade Level 20 or above (other than the Chief Executive Officer), or otherwise designated by the Chairman, or Chief Executive Officer of the Company with the approval of the Compensation Committee of the Board of Directors.

e. "Termination" shall mean the discontinuance of employment by a Participant with the Company. It does not include a Participant being placed on a leave of absence requested by the Participant, nor the termination of such a leave of absence. It also does not include the death or voluntary retirement of a Participant.

f. "Severance Benefit" shall mean any payment or benefit provided a Participant solely on account of his or her eligibility to receive such payment or benefit under Paragraph 2 of this Plan.

g. "Unused Vacation Pay" shall mean the lump sum payment to be made to a Participant solely because of the Participant's entitlement to such amount under Paragraph 6 of this Plan.

h. "Gross Misconduct" shall mean:

(i) fraud, misappropriation or embezzlement;

(ii) gross neglect of duties or responsibilities;

                                        (iii) gross insubordination; or

                                        (iv) gross violation of the Company's policies and procedures.

i. "Committee" shall mean the Westvaco Corporation Benefit Plans Administration Committee appointed by the Company's Chief Executive Officer.
          j.    "Plan Year" shall mean each calendar year.

  2. Severance Benefit Eligibility

  a. Eligibility

  Each Participant shall become entitled to receive the amount of Severance Benefit set forth in Paragraph 3 if he or she meets any one of the following three conditions:

  (1) Termination occurred because the Participant's job was eliminated for business reasons or the business at which the Participant's was working at the time of Termination was shut down or moved to a new location by the Company, and the Company does not offer the Participant a substantially equivalent job in the same vicinity of the old location.

  (2) Termination occurred because the business at which the Participant was working at the time of Termination was sold by the Company to another entity (the "Buyer") and the Participant is not offered a substantially equivalent position with the Buyer. If the Participant is employed by the Buyer, but is terminated from employment by the Buyer within six months from the date of sale for reasons other than Gross Misconduct, Severance Benefit shall also be due under this Plan, but any such benefit shall be reduced by any severance pay or equivalent severance benefits provided to the Participant by the Buyer.

                                             (3) The Participant is discharged for any reason other than the reasons set forth in

                                                 Paragraphs         2(a)(1), 2(a)(2), or 2(b).

  b. Conditions Voiding Eligibility

  Under no circumstances may a Participant become entitled to receive Severance

  Benefit under this Paragraph 2, if the reason for Termination was either:

  (1) The Participant elected at his or her own volition to terminate employment with the Company prior to the effective date of Termination as designated by the Company; or

  (2) The Participant was terminated because of Gross Misconduct (including termination by a Buyer for such reason following the sale of a business unit).

  3. Severance Benefits

  Each Participant eligible for Severance Benefit under Paragraph 2 shall receive the following Severance Benefit.

    Severance Pay

  An eligible Participant shall receive severance pay in an amount equal to the number of weeks' pay based on the following formula:

Position of Participant	Severance Pay

Executive Vice President	104 Weeks
Group Vice President	104 Weeks
Chief Financial Officer	104 Weeks
Senior Vice President	78 Weeks
Other	52 Weeks

  Severance Pay shall be calculated on the base salary of a Participant. At the discretion of the Chairman or Chief Executive Officer of the Company, Severance Pay may also include, (1) any deferred compensation under the Company's Savings and Investment Plan and Benefit Restoration Plans and (2) any variable compensation, cash bonus or cash incentive award, in the most recent or prior Plan Year. In the case a Participant declines a Company offer involving a substantially equivalent job at another location, because the business at which the Participant is working is moved to a new location, Severance pay shall be 26 weeks. In the case a Participant fails to sign a Severance Agreement pursuant to Paragraph 7, Severance Pay shall not exceed 26 weeks. In no event shall Severance Pay exceed 26 weeks for eligible Participants over 65 years of age.

  b. Benefit Plan Coverage

  An eligible participant shall be permitted to participate in the Company's group life, disability, medical and dental insurance plans for the length of the Severance Pay period identified in Paragraph 3(a) subject to the payment by the Participant of any employee premiums for such insurance. An eligible Participant shall be permitted to continue to accrue service in the Company's retirement plan for the length of the severance pay period identified in Paragraph 3(a).

            c. Outplacement

  An eligible Participant shall receive outplacement services for a period not to exceed 52 weeks.

  d. Limited Exception

  Notwithstanding Paragraph 3(a), Participants may receive an amount in excess of the amount calculated under Paragraph 3(a) (but not more than two years' pay in total) upon the approval of the Chairman or Chief Executive Officer of the Company.

  e. Severance Pay After Retirement or Announced Termination

  Notwithstanding the calculation under Subparagraph 3(a), if, prior to being notified of Termination, a Participant has already announced his or her decision to retire or terminate effective on a date after the date of actual Termination as designated by the Company, the number of weeks used in calculating the Participant's Severance Pay shall not exceed the number of weeks from the date of actual Termination to the announced effective date of retirement or other Termination.

  f. Maximum Severance Pay

  Notwithstanding any other provision of this Plan, no Participant shall receive Severance Pay in excess of the equivalent of twice the Participant's "Annual Compensation" as defined in Department of Labor Regulations.

  g. Exclusion

  No Participant is eligible for severance benefits under any other plan sponsored by the Company with the exception of the Westvaco Corporation Significant Change Severance Plan for Salaried Employees, as amended ("Significant Change Plan"). In the event a Participant receives severance benefits under the Significant Change Plan, this Plan shall not apply.

  4. Timing of Severance Pay

  Severance Pay will be paid on a monthly basis to an eligible Participant at the same monthly salary payable to the Participant immediately prior to Termination adjusted for any additional compensation authorized under Paragraph 3(a). However, the Company, at its sole discretion, may make payments on a semi-monthly basis or make a lump sum payment to the Participant.

  5. Discontinuance of Severance Pay

  Notwithstanding the provisions of Paragraph 3, if Severance Pay is being paid on a periodic basis to a discharged Participant, such Severance Pay shall cease on the last day of the month that the Participant is reemployed by the Company, and no further Severance Pay shall be owed to the Participant. In the event a Participant receiving periodic Severance Pay begins employment with another employer, the Participant shall notify the Company any periodic Severance Pay shall cease on the last day of the month that the Participant begins employment with another employer. Any Severance Pay being paid on a periodic basis shall cease upon the death of the Participant receiving such Severance Pay.

  6. Unused Vacation Pay

  Participants who are terminated, regardless of the reason for Termination, or who cease employment for any reason, including death, retirement, disability, or resignation, shall be paid their Unused Vacation Pay in a lump sum, as soon as practicable after the date of Termination.

  7. Severance Agreement

  In order to receive Severance Benefits under Paragraph 2 a Participant is required to enter into a Severance Agreement with the Company specifying Severance Benefits to be received, an agreement to waive all employment related claims the Participant may have against the Company or any of its employees, and an agreement by the Participant to arbitrate all employment related disputes including disputes regarding this Plan through the rules of the American Arbitration Association.

  8. Administration

  This Plan shall be funded only by the general assets of the Company. The Plan shall be administered by the Company, as the named fiduciary of the Plan under Section 3(16)(A) of

  ERISA. The Company may delegate such administration to the Committee. The provisions of Part 4 of Title I of ERISA are incorporated by reference as part of the Plan to define and govern the actions of Westvaco and other fiduciaries hereunder. The Committee shall adopt such procedures and rules as it deems necessary or advisable to administer the Plan and comply with all ERISA requirements including without limitation providing a claim procedure to provide adequate notice to any person whose claim is denied setting forth the specific reasons for a denial, written in a manner calculated to be understood by such person and offering such person a reasonable opportunity for full and fair review of such denial by the appropriate named fiduciary. The Committee has the complete discretion and authority to make factual findings regarding benefits payable under this Plan, and the amount of Benefits to be paid under this Plan. Any fiduciary under this Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan. The Company shall bear all costs and expenses incurred in administering the Plan.

  9. No Right to Employment

  This Plan does not give any Participant the right to be employed by the Company. The Company expressly reserves the right to discharge any Participant for any reason not prohibited by law.

  10. Discretionary Acts to be Uniform

  Any discretionary acts to be taken under the Plan by the Company, the Committee, or other named fiduciaries, or by any person to whom authority is delegated by the Board of

  Directors, with respect to classification of employees, or benefits, will be uniform in their nature and applicable to all those similarly situated; provided, however, that the authority granted under Paragraph 3(b) to make limited exceptions to the amount of Severance Pay shall be completely discretionary.

  11. Payments to Minors and Incompetents

  If any person entitled to any payments under the Plan is declared by a court to be incompetent, the Committee shall have the power to cause such payments to be made to another person for the benefit of such person without responsibility of any Committee member, any fiduciary, the Company or the Board of Directors to see to the application of such payments.

  12. Amendments, Modifications, Suspensions and Termination

  Westvaco reserves the right, by resolution of the Board of Directors, the Compensation Committee of the Board of Directors, or by any person or persons duly authorized by resolution of the Board of Directors to take action to amend or modify, suspend or terminate the Plan. In addition, the Plan may be amended by the Chairman of the Board or the Chief Executive Officer of the Company, as either of them may deem necessary or advisable for legal, tax and administrative reasons or so that the Plan will comply with applicable laws or that the administration of the Plan will be improved; provided that no such amendment by the Chairman of the Board or the Chief Executive Officer may materially affect the substance of the Plan or the level of benefits it provides. No amendment may reduce or terminate Severance Pay for any Participant or former

  Participant who has been terminated or notified of Termination before the date of the amendment.

  13. Construction

  The Plan shall be construed, enforced, regulated and administered under ERISA. If it is necessary to consider state law to interpret or administer any portion of this Plan, the law of New York shall be considered.